Exhibit 10.37

October 13, 2010 To: Michael (Mike) Todd From: Anand Vadapalli RE: A Promotion Opportunity Dear Mike;

On behalf of Alaska Communications Systems Holdings, Inc. (“Alaska Communications”), the workforce we lead and the customers we serve, I am delighted to offer you a promotion to the position of Senior Vice President, Engineering and Operations.

You have earned this promotion and offer based on your performance and our perception of your continued potential, ability and motivation to help us lead and grow our workforce to better serve our valued customers and to enhance our performance and results.

In this role you will report to me.

In addition to your current team, now reporting to you will be Vice President Ed Bryson and his teams.

As you know, nothing is static and we will continually recalibrate our organization’s structural model to achieve greater results. Therefore, you agree that your assigned responsibilities, reporting structure, and employees assigned to you may change over time in accordance with the company’s business needs.

With regards to your compensation for this role, we are presently reviewing the executive compensation program with the Compensation and Personnel Committee (C&PC) of the Board of Directors (BOD). The plan will be recalibrated effective January 1, 2011. As a result, some elements of your total compensation plan remain in discussion but I am pleased to confirm:

1.	A total target cash compensation of $440,000 – consisting of $220,000 in base salary and $220,000 in target incentive compensation, effective October 24, 2010. Please note that subject to the above mentioned review being carried out by the C&PC of the BOD, there may be some future changes to the break out of total cash compensation between base salary and target incentive compensation.

2.	A vehicle allowance of $800 per month will be paid commencing November 2010.

3.	You will continue to participate in our equity program at a level commensurate with your new position. However, the specific nature of our equity program is being defined through the above noted review being carried out by the C&PC of the BOD. The type and amount of equity made available to you will be confirmed at a later date, but will be consistent with the formula/plan applied to the other members of the executive team at your strata.

4.	Your home base location is Anchorage Alaska where you are expected to reside.

5.	By agreeing to this position, you are agreeing to continue being in compliance with all company policies, as they may be amended from time to time, including but not limited to the Corporate Compliance Program, and to: (1) maintain the confidentiality of all information made available to you while in the employ of Alaska Communications, even after termination of your employment; (2) refrain from making any disparaging statements, whether written or oral, about Alaska Communications, its business or finances, or its officers, directors or employees, during and after your employment with Alaska Communications; (3) refrain from soliciting any employees or customers of Alaska Communications or its affiliates for employment or business elsewhere while you are employed by the company and for at least twelve months after your employment with Alaska Communications ends; and (4) refrain from employment with a competing provider of telecommunications services in Alaska for at least twelve months after terminating employment with Alaska Communications.

6.	You will be eligible to be covered under any applicable Officer Severance Policy, as amended from time to time, which is in effect at the time you may be eligible for a severance benefit.

7.	Except as specified in this letter, all other terms and conditions of your employment with Alaska Communications remain unchanged.

Mike, I am delighted to offer you this promotion. Your duties as a leader of the company will be increased. Our total compensation plan intends to reward you for accepting that responsibility and accountability. Please signify your acceptance of this offer by signing below.

Respectfully yours,

/s/ Anand Vadapalli
Anand Vadapalli, Chief Operating Officer

I accept this promotion and all of the associated terms and conditions of employment.

/s/ Michael Todd
Name - Michael Todd

Date: October 15, 2010